PROSPECTUS

                                 337,750 SHARES

                   HEALTH CARE & RETIREMENT CORPORATION LOGO

                                  COMMON STOCK
                            ------------------------

     This Prospectus relates to the offering by certain employees, officers and directors of Health Care and Retirement Corporation (the "Company" or "HCR") of 337,750 shares of common stock, par value $.01 per share, of the Company (the "Common Stock"). This Prospectus will be used to effect resales of the Common Stock by persons who are "affiliates" (as that term is defined under the Securities Act of 1933, as amended) of the Company as well as persons who are not affiliates of the Company. See "Selling Stockholders." The Company will not receive any proceeds from the sale of Common Stock by selling stockholders.

     The Company's Common Stock is listed on the New York Stock Exchange under the symbol "HCR." On September 24, 1998, the last reported sale price of the Company's Common Stock was $32.44 per share.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON
THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                            ------------------------

     No person has been authorized to give any information or make any representation other than those contained in this Prospectus (including material incorporated by reference therein) and, if given or made, any such information or representation must not be relied upon as having been authorized by the Company, the selling stockholders or by any other person deemed to be an underwriter. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

               The date of this Prospectus is September 25, 1998.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy statements and other information of the Company should also be available at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-8 (including all amendments thereto, the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto and to which reference is hereby made.

                               TABLE OF CONTENTS

Incorporation of Certain Documents by Reference.............      3
The Company.................................................      3
Selling Stockholders........................................      4
Use of Proceeds.............................................      8
Plan of Distribution........................................      8
Legal Matters...............................................      8
Experts.....................................................      8
Forward-Looking Statements..................................      9
SEC Position On Indemnification.............................      9

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company with the Commission and are incorporated herein by reference:

     (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

     (2) the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1998 and June 30, 1998;

     (3) the Company's Current Report on Form 8-K filed on June 16, 1998;

     (4) the Company's Registration Statement on Form S-4 (Registration Statement No. 333-61677) filed on August 17, 1998;

     (5) all other reports and subsequent reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act; and

     (6) the description of the Company's Common Stock contained in the Company's Registration Statement on Form S-1, filed on August 30, 1991 (Registration Statement No. 33-42535), including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     A copy of the documents incorporated by reference (other than exhibits thereto) will be forwarded without charge to each person to whom a copy of this Prospectus is delivered, upon such person's written or oral request to Health Care and Retirement Corporation, Attention: Secretary, One SeaGate, Toledo, Ohio 43604-2616, telephone number (419) 252-5500.

                                  THE COMPANY

     The Company, through its wholly owned subsidiaries, provides a range of health care services, including long-term care, subacute medical care, rehabilitation therapy, home health care, pharmacy services and management services for subacute care, rehabilitation therapy, vision care and eye surgery.

     The principal executive offices of the Company are located at One SeaGate, Toledo, Ohio 43604-2616. The telephone number is (419) 252-5500.

                              SELLING STOCKHOLDERS

     This Prospectus covers possible sales by affiliates and non-affiliates of the Company (as well as unnamed non-affiliates, each of whom may sell less than 1,000 shares of Common Stock) (collectively, the "Selling Stockholders") of shares they acquired in connection with their employment with the Company pursuant to grants under the Health Care and Retirement Corporation Amended Restricted Stock Plan. The name of each Selling Stockholder who may offer for sale 1000 shares or more of Common Stock in the aggregate from time to time is listed below, along with the relationship of such Stockholder with the Company and/or Health Care and Retirement Corporation of America ("HCRA"), a subsidiary of the Company, the number of shares of Common Stock owned by them prior to the offering, the number of shares that such stockholder may offer for sale hereby and the number and percentage of shares that such stockholder would own after the sale of all shares offered hereby. The stockholders listed below have sole voting and investment powers with respect to the shares. Their addresses are in care of the Company.

                                                                                               SHARES OWNED
                                                               SHARES OWNED                       AFTER
                                                                 PRIOR TO         SHARES         OFFERING
          NAME                       RELATIONSHIP                OFFERING     OFFERED HEREBY      NUMBER      PERCENT
          ----                       ------------              ------------   --------------   ------------   -------
Paul A. Ormond..........  Chairman of the Board, President      2,559,891(1)     150,000        2,409,891       5.2%
                          and Chief Executive Officer of HCR
                          and President and Chief Executive
                          Officer of HCRA
M. Keith Weikel.........  Senior Executive Vice President and     693,753(2)      40,000          653,753       1.4
                          Chief Operating Officer of HCR and
                          HCRA
Geoffrey G. Meyers......  Executive Vice President, Chief         514,758(3)      30,000          484,758       1.1
                          Financial Officer and Treasurer of
                          HCR and Executive Vice President
                          and Chief Financial Officer of HCRA
R. Jeffrey Bixler.......  Vice President, General Counsel and     157,774(4)      20,000          137,774         *
                          Secretary of HCR and HCRA
Paul G. Sieben..........  Vice President and Director of          152,328(5)       7,500          144,828         *
                          Development and Construction of HCR
                          and HCRA
Wade B. O'Brian.........  Vice President and Director of          108,742(6)       7,500          101,242         *
                          Human Resources and Labor Relations
                          of HCR and HCRA
Jeffrey W. Ferguson.....  Vice President and General Manager       99,997(7)       7,500           92,497         *
                          of Midwest Division of HCR and
                          HCRA, Vice President and Director
                          of Marketing of HCR and HCRA since
                          September 1995
Spencer C. Moler........  Vice President and Controller of         42,148(8)       5,000           37,148         *
                          HCR and Controller and Treasurer of
                          HCRA

                                                                                               SHARES OWNED
                                                               SHARES OWNED                       AFTER
                                                                 PRIOR TO         SHARES         OFFERING
          NAME                       RELATIONSHIP                OFFERING     OFFERED HEREBY      NUMBER      PERCENT
          ----                       ------------              ------------   --------------   ------------   -------
William H. Kinschner....  Vice President and Director of          151,256(9)       6,000          146,256         *
                          Management Support Services of HCR
Nancy A. Edwards........  Vice President and General Manager       43,058(10)      7,500           35,558         *
                          of Central Division of HCR and HCRA
F. Joseph Schmitt.......  Vice President and General Manager       28,702(11)      7,500           21,202         *
                          of Southern Division of HCR and
                          HCRA
J. Susan Hines..........  Vice President and Director of           31,468(12)      5,000           26,468         *
                          Medical Specialty Programs of HCR
                          and HCRA since December 1996, Vice
                          President and Director of Clinical
                          Services and Specialty Programs of
                          HCR and HCRA from May 1993 to
                          December 1996
Barry A. Lazarus........  Vice President and Director of           15,700(13)      5,000           10,700         *
                          Reimbursement of HCR and HCRA
Joyce C. Smith..........  Vice President and Director of            9,895(14)      5,000            4,895         *
                          Professional Services of HCR and
                          HCRA
John Graham.............  Vice President, Director of              14,938(15)      1,500           13,438         *
                          Rehabilitation Services of HCR and
                          HCRA since August 1998 and
                          Assistant Vice President, Director
                          of Rehabilitation Services of HCRA
                          prior to August 1998
Deborah Workman.........  Vice President, Director of               1,500          1,500                0         *
                          Information Services of HCR and
                          HCRA since May 1998 and Assistant
                          Vice President, Director of
                          Information Services of HCRA prior
                          to May 1998
Doug A. Haag............  Treasurer of HCR since August 1998        9,925(16)      1,500            8,425         *
                          and Assistant Treasurer of HCR
                          prior to August 1998
John Remenar............  Vice President, Director of              22,584(17)      1,500           21,084         *
                          Financial Services of HCR and HCRA
                          since August 1998 and Assistant
                          Vice President, Director of
                          Financial Services of HCRA prior to
                          August 1998
Bill Chenevert..........  Vice President, Director of              18,191(18)      1,000           17,191         *
                          Operations Support of HCR and HCRA
                          since August 1998 and Director of
                          Operations Support of HCRA prior to
                          August 1998
David Gehrich...........  Director of Tax of HCRA                   7,204(19)      1,000            6,204         *

                                                                                               SHARES OWNED
                                                               SHARES OWNED                       AFTER
                                                                 PRIOR TO         SHARES         OFFERING
          NAME                       RELATIONSHIP                OFFERING     OFFERED HEREBY      NUMBER      PERCENT
          ----                       ------------              ------------   --------------   ------------   -------
Frank Alcorn............  Director of Internal Audit & Risk         2,778          1,000            1,778         *
                          Management of HCRA
James Millspaugh........  Assistant Vice President, Director        1,728          1,000              728         *
                          of Human Resources Operations
                          Support of HCRA
Gordon Ochs.............  Regional Manager of HCRA                  7,225(20)      1,000            6,225         *
William Adams...........  Regional Manager of HCRA                  1,000          1,000                0         *
William Morrison........  Regional Manager of HCRA                  1,000          1,000                0         *
Alan Isaacson...........  Regional Manager of HCRA                  1,000          1,000                0         *
Kenneth Heitkamp........  Regional Manager of HCRA                  1,000          1,000                0         *
Sherrian Wood...........  Regional Manager of HCRA                 17,116(21)      1,000           16,116         *
Lynn Hood...............  Regional Manager of HCRA                  3,832(22)      1,000            2,832         *
Linda Bair..............  Regional Manager of HCRA                  5,500(23)      1,000            4,500         *
Karen Forrest...........  Regional Manager of HCRA                  9,762(24)      1,000            8,762         *
Susan Oginsky...........  Regional Manager of HCRA                  1,100          1,000              100         *
Sally Gates.............  Regional Manager of HCRA                  3,000(25)      1,000            2,000         *
Cyndi Taplin............  Regional Manager of HCRA                  2,220(26)      1,000            1,220         *
Julie Musiol............  Senior Administrator of HCRA              1,872(27)      1,000              872         *
Sherry Reid.............  Director of Alzheimer Program             7,780(28)      1,000            6,780         *
                          Development of HCRA
Bruce Schroeder.........  Director of Operations Support for        6,347(29)      1,000            5,347         *
                          Home Health of HCRA
Terrie Restivo-Mock.....  Legal Counsel II of HCRA                  1,510          1,000              510         *
Frank Jannazo...........  Director of Ancillary Services            3,986(30)      1,000            2,986         *
                          Management of HCRA
Martin Allen............  Assistant Vice President, Director        2,203(31)      1,000            1,203         *
                          of Reimbursement Services of HCRA
David Roth..............  Director of Planning and Budgeting        2,815          1,000            1,815         *
                          of HCRA
Ann Otley...............  Manager Corporate Benefits of HCRA        9,501(32)      1,000            8,501         *
Douglas Crail...........  Senior Manager Networking of HCRA         2,964(33)      1,000            1,964         *
Kenneth McManis.........  Manager of Construction of HCRA           2,660          1,000            1,660         *
Richard Nolen...........  Manager of Design of HCRA                 8,736(34)      1,000            7,736         *

-------------------------
 (1) Includes 1,829,320 shares subject to options exercisable within 60 days.

 (2) Includes 506,394 shares subject to options exercisable within 60 days.

 (3) Includes 389,348 shares subject to options exercisable within 60 days.

 (4) Includes 124,820 shares subject to options exercisable within 60 days.

 (5) Includes 66,001 shares subject to options exercisable within 60 days.

 (6) Includes 80,510 shares subject to options exercisable within 60 days.

 (7) Includes 65,836 shares subject to options exercisable within 60 days.

 (8) Includes 24,539 shares subject to options exercisable within 60 days.

 (9) Includes 96,929 shares subject to options exercisable within 60 days.

(10) Includes 32,250 shares subject to options exercisable within 60 days.

(11) Includes 20,850 shares subject to options exercisable within 60 days.

(12) Includes 19,800 shares subject to options exercisable within 60 days.

(13) Includes 10,500 shares subject to options exercisable within 60 days.

(14) Includes 4,125 shares subject to options exercisable within 60 days.

(15) Includes 12,700 shares subject to options exercisable within 60 days.

(16) Includes 6,925 shares subject to options exercisable within 60 days.

(17) Includes 20,050 shares subject to options exercisable within 60 days.

(18) Includes 14,650 shares subject to options exercisable within 60 days.

(19) Includes 2,300 shares subject to options exercisable within 60 days.

(20) Includes 6,225 shares subject to options exercisable within 60 days.

(21) Includes 14,350 shares subject to options exercisable within 60 days.

(22) Includes 2,700 shares subject to options exercisable within 60 days.

(23) Includes 4,500 shares subject to options exercisable within 60 days.

(24) Includes 8,550 shares subject to options exercisable within 60 days.

(25) Includes 1,500 shares subject to options exercisable within 60 days.

(26) Includes 1,125 shares subject to options exercisable within 60 days.

(27) Includes 525 shares subject to options exercisable within 60 days.

(28) Includes 6,250 shares subject to options exercisable within 60 days.

(29) Includes 1,850 shares subject to options exercisable within 60 days.

(30) Includes 1,400 shares subject to options exercisable within 60 days.

(31) Includes 750 shares subject to options exercisable within 60 days.

(32) Includes 6,400 shares subject to options exercisable within 60 days.

(33) Includes 1,575 shares subject to options exercisable within 60 days.

(34) Includes 3,750 shares subject to options exercisable within 60 days.

  * Amount represents less than 1%.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the shares offered hereby. All of the proceeds will be received by the selling stockholders. See "Selling Stockholders."

                              PLAN OF DISTRIBUTION

     The Selling Stockholders may sell shares of Common Stock in any of the following ways: (i) through dealers; (ii) through agents; or (iii) directly to one or more purchasers. The distribution of the shares of Common Stock may be effected from time to time in one or more transactions (which may involve crosses or block transactions) (A) on the New York Stock Exchange (or on such other national stock exchanges on which the shares of Common Stock may be traded from time to time) in transactions which may include special offerings, exchange distributions and/or secondary distributions pursuant to and in accordance with the rules of such exchange, (B) in the over-the-counter market, or (C) in transactions other than on an exchange or in the over-the-counter market, or in a combination of such transactions. Any such transaction may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholders may effect such transactions by selling shares of Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or commissions from purchasers of shares of Common Stock for whom they may act as agent. All brokers' commissions, concessions or discounts will be paid by the Selling Stockholders. The Selling Stockholders and any broker-dealers or agents that participate in the distribution of shares of Common Stock by them might be deemed to be "underwriters," and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions, under the Securities Act.

     All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholders will be borne by such Selling Stockholders.

                                 LEGAL MATTERS

     The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Latham & Watkins, Chicago, Illinois. John J. Clair, Jr., a partner in Latham & Watkins, is a director of the Company and is eligible to purchase shares of Common Stock pursuant to options granted to him pursuant to the Health Care and Retirement Corporation Stock Option Plan for Outside Directors. For so long as Mr. Clair remains a director of the Company, he is eligible to receive additional grants of options to purchase shares of Common Stock.

                                    EXPERTS

     The consolidated financial statements of Health Care and Retirement Corporation appearing in Health Care and Retirement Corporation's Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains, or incorporates by reference, certain statements that may be deemed "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, that address activities, events or developments that the Company intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based on certain assumptions and assessments made by management of the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate. The forward-looking statements included in this Prospectus are also subject to number of material risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices, and other factors discussed in the Company's filings under the Securities Act and the Exchange Act. Prospective investors are cautioned that such forward-looking statements are not guarantees of future performance and that actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

                        SEC POSITION ON INDEMNIFICATION

     Article Eighth of the Certificate of Incorporation, as amended, of the Company provides, in detail, for the indemnification of directors, officers and employees of the Company to the fullest extent permitted under the General Corporation Law of the State of Delaware.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.